Exhibit 99.1

THIRD AMENDMENT TO THE

AMEREN CORPORATION SAVINGS INVESTMENT PLAN

Amended and Restated Effective January 1, 2017

WHEREAS, Ameren Corporation (“Company”) previously adopted the Ameren Corporation Savings Investment Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 13.1 thereof, which authority has been delegated, in part, to the Administrative Committee of Ameren Services Company as set forth in Section 13.1; and

WHEREAS, effective January 1, 2019, the Company amends the Plan to reflect certain provisions relating to hardship withdrawals.

NOW, THEREFORE, effective January 1, 2019, the Plan is amended, in the following respects:

1.    Section 9.2.1 of the Plan is amended in its entirety to read as follows:

9.2.    Hardship Withdrawals.

9.2.1.    Requirements.

A Participant in the employment of the Employer may withdraw as of any date all or any part of his or her Salary Reduction Account and Roth elective deferrals, including the earnings attributable to such amounts under the Prior Plan or this Plan, (but not any qualified nonelective contributions or qualified matching contributions allocated to such an account) if the Participant demonstrates a substantial hardship to the Plan Administrator. The Plan Administrator will grant a distribution on account of hardship only if the distribution is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

2.    Section 9.2.3 of the Plan is amended in its entirety to read as follows:

9.2.3.    Amount Necessary To Satisfy Financial Need.

A distribution will be deemed to be necessary to satisfy an immediate and heavy financial need of a Participant if the following requirements are satisfied:

(a)    The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant (which may include any amounts necessary to pay any federal, state or local income tax or penalties reasonably anticipated to result from the distribution);

(b)    The Participant has obtained all distributions (including distribution of ESOP dividends under Code Section 404(k)), other than hardship distributions; and

(c)    The Participant certifies to the reason for such withdrawal and represents that the Participant has exhausted all resources reasonably available to meet such need.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized individual this 12th day of December, 2018.

AMEREN CORPORATION

By:	/s/ Mark C. Lindgren
Name:	Mark C. Lindgren
Title:	Senior Vice President and
Chief Human Resources Officer
Ameren Services Company
On Behalf of Ameren Corporation